Exhibit (xxiii)
FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES
REJECTING THE NOTICE OF WITHDRAWAL
UNDER THE OPTION EXCHANGE PROGRAM

To:	[Name of Withdrawing RF Micro Devices, Inc. Eligible Employee]
From:	Brenda Hatley, Senior Treasury Analyst
Date:	[Date of transmission]
Subject:	Rejected Notice of Withdrawal Under Option Exchange Program
Unfortunately, your Notice of Withdrawal regarding our Option Exchange Program was either inaccurate or incomplete and was not accepted. [Reasons for rejection to be described]. If you wish to withdraw some or all of your previously tendered Eligible Options and refrain from participating in the Option Exchange Program with respect to some or all of your previously tendered Eligible Options, please either:
•	complete and execute the attached new Notice of Withdrawal and send it as soon as possible to the attention of Brenda Hatley by hand, interoffice mail, facsimile ((336) 678-0360) or by regular or overnight mail. If you use regular or overnight mail, send it to RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attention: Brenda Hatley, Senior Treasury Analyst; or

•	submit a new Election Form through the Option Exchange Program website at www.rfmdoptionexchange.com and follow the instructions provided on the website.
RFMD must receive your new Election Form (submitted electronically through the Option Exchange Program website) or your new Notice of Withdrawal before 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009 (unless the offer is extended by RFMD in its sole discretion). Please ensure that you receive a confirmation of receipt after you submit your new Election Form electronically through the Option Exchange Program website or you submit your new Notice of Withdrawal.
If we do not receive an accurate and complete new Election Form or new Notice of Withdrawal from you before the deadline for the Option Exchange Program, all Eligible Options previously tendered by you pursuant to your executed and completed Election Form (whether submitted electronically through the Option Exchange Program website at www.rfmdoptionexchange.com or in paper form) will be exchanged and cancelled upon expiration of the Option Exchange Program.
If you have questions about the Offer to Exchange or the Notice of Withdrawal, or the Option Exchange Program generally, please send your question(s) to our internal e-mail address, OEC@rfmd.com, or contact us by fax at (336) 678-0360.